Exhibit 99.1

What is Ramaco Resources’ current liquidity position?

Ramaco Resources currently holds a record liquidity position of more than $580 million as of November 7, 2025. This marks a significant increase from $87 million on June 30, 2025, reflecting the success of three financing initiatives completed since July.

What recent financing initiatives have Ramaco completed?

•	On November 7, 2025, the company issued $345 million in 0% convertible senior notes due 2031. This included a capped call feature which effectively limits dilution to the Company upon conversion of the notes at maturity in six years unless the stock price exceeds approximately $55 per share.

•	On August 7, 2025, Ramaco raised $200 million through an equity offering of over 10.6 million METC shares sold at $18.75 per share.

•	On July 23, 2025, the Company issued $65 million in senior unsecured notes due 2030 (before expenses), while using roughly $35 million to pay off its senior unsecured notes due 2026.

Who managed Ramaco’s recent financing transactions?

•	Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC served as book-running managers for both the convertible bond and equity offerings.

•	Lucid Capital Markets led the baby bond offering.

How does this liquidity impact Ramaco’s strategic plans?

The enhanced liquidity allows Ramaco to accelerate the commercial development of rare earth elements and critical minerals from its Brook Mine. The company remains committed to disciplined financial management.

How will the funds from these offerings be used?

The proceeds from these financing initiatives will primarily fund the development of Ramaco’s rare earth elements and critical minerals project. Additionally, the funds will support strategic growth opportunities and general corporate purposes.